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JANUARY 21, 2000

ULTREXX CORPORATION
ATTN: RAM MENON, PRESIDENT

RE: AGREEMENT IN PRINCIPLE WITH LECOMPTE AND GRIMES

This letter sets forth an agreement-in principle under which David LeCompte ("LeCompte") and Mark Grimes ("Grimes") will provide consulting and business advisory services to Ultrexx Corporation ("Ultrexx"). The parties acknowledge that fulfillment of their respective obligations below will be subject to more definitive documentation prepared by Ultrexx and in form satisfactory to LeCompte and Grimes and their counsel and that this letter does not constitute a binding contract among them. They nevertheless execute this letter to confirm their obligations to proceed in good faith and with commercially reasonable best efforts to negotiate and execute such definitive documentation to be effective January 1, 2000, subject to the following terms:

1.         LECOMPTE.

           1.1 LeCompte will devote not less than 50% of his time to Ultrexx on a consultant basis. He will join the Board of Directors as Chairman and will be confirmed by the Board as the Chief Executive Officer of the corporation. His principal responsibilities will be fundraising, development of marketing partnerships, new accounts, oversight of both finance and operations, and acting as liaison to Venture-Catalyst and other service providers.

           1.2 In consideration for the above services, Ultrexx will pay to LeCompte $5,000 per month, payable in arrears at the on or before the final day of each month, with the first payment to become due at the earlier of (a) April 30, 2000, or (b) the last day of the calendar month in which Ultrexx successfully completes not less than $300,000 in additional equity funding.

           1.3 As additional consideration for the above services, LeCompte will be issued three year options with respect to 1,500,000 shares of Common Stock reserved for issuance under an Ultrexx stock incentive plan, shares of which have been registered under the Securities Act of 1933, as amended, and applicable state blue sky laws. The options will have an exercise price of $0.18, which is the approximate average price during the 90 days preceding this agreement, and will become exercisable according to the following schedule: (a) 750,000 shares exercisable immediately; and (b) 12.5% per calendar month thereafter, i.e., February, March, April and May, 2000.

2.         GRIMES.

           2.1 Grimes will serve on the Ultrexx Advisory Board and, in that capacity, play an active role in reviewing and recommending strategic initiatives for the

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                 corporation. Through eyecream interactive, a Grimes affiliate,
                 Grimes will provide Ultrexx with access to banner programmers and other eyescream resources and use commercially reasonable efforts to place and sell Ultrexx-developed banner technology, subject to an overall monthly commitment of approximately 100 hours of service.

                 At his option, Grimes shall have the opportunity to join the Ultrexx Board of Directors after one year on the Board of Advisors.

           2.2 Grimes will provide services without cash compensation except as set forth below. In consideration for such services, Ultrexx will issue to Grimes three year options with respect to 2,000,000 shares of Common Stock reserved for issuance under an Ultrexx stock incentive plan, shares of which have been registered under the Securities Act of 1933 and applicable state blue sky laws. The options will have an exercise price of $0.18, which is the approximate average price during the 90 days preceding this agreement, and will become exercisable according to the following schedule: (a) 1,000,000 shares exercisable immediately; and (b) 12.5% per calendar month thereafter, i.e., February, March, April and May, 2000.

3. TRAVEL AND OTHER EXPENSES. Ultrexx will reimburse LeCompte and Grimes for all reasonable travel and other expenses incurred in connection with the performance of services for Ultrexx, including attendance at Board meetings. LeCompte will have the authority to retain on behalf of Ultrexx, such financial consultants and advisors as LeCompte may reasonably determine, subject to a maximum retainer of $1,000 per month.

4. SAN DIEGO OFFICE. During such time as either LeCompte or Grimes or both are providing consulting services to Ultrexx, the corporation will maintain a dedicated office in San Diego, California and not less than three meetings of the Board of Directors per year, and not less than two meetings of the Board of Advisors per year, will take place at that office. Office may be at an incubator facility, but the intent of the company shall be to occupy a separate office.

5. DISCLOSURE. Neither party will make any public disclosure concerning the subject matter or contents of this letter or the definitive documentation without the prior approval in writing of the other parties, except to the extent that a party concludes, upon reasonable written advice of counsel, the disclosure is necessary to comply with applicable law.

If this letter correctly sets forth our agreement in principle, please so indicate below and return an executed copy to the undersigned via fax at 858-270-0879.



David LeCompte

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Mark Grimes


Acknowledged and Agreed this 21 day of January, 2000.

Ultrexx Corporation


By: Ram Menon
Title: Director Strategic Development/President